UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: December 7, 2007
(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund

(Exact name of registrant as specified in its charter)

Michigan		38-2593067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Daines Street, Suite 300, Birmingham, MI 48009
(Address of principal executive offices) (Zip Code)

248-645-9220
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Event

As reported in previous filings, the Fund implemented a plan to maximize the value of Aztec Estates (the “Property”). Under the plan, the Property was closed as a manufactured home community and re-zoned as a residential subdivision. The re-zoning process was successfully completed approximately 60 days ago.

Subsequent to the re-zoning, the Property was listed for sale with Cushman & Wakefield, a national real estate brokerage company. The listing occurred approximately 45 days ago. During that period, Cushman & Wakefield actively marketed the property to a wide universe of prospective purchasers. A “call for offers” date of December 5, 2007 was established by Cushman & Wakefield.

As of December 6, 2007, no offers have been received for the Property although the Fund will continue to seek offers. According to Cushman & Wakefield, the “surprising depth and breadth of the downturn in the residential market, the real estate industry’s inability to project how long it will last and how severe it will ultimately be, and the wider implications of the crisis in the capital markets all are contributing to a ‘wait and see’ posture. The situation is unprecedented, at least in recent decades.”

In response to this lack of offers and the financial implications for the Fund, the General Partner will be focusing on a revised plan for the Property and the three other assets owned by the Fund. The plan should be completed in 60 days. The plan will be developed following consultation with advisors, professionals and the Board of Directors of the General Partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
(Registrant)

Dated: December 7, 2007

	By:	P.I. Associates Limited Partnership,
General Partner

	By:	/s/ Joel Schwartz
Joel Schwartz, Principal Financial Officer